As filed with the Securities and Exchange Commission on June 15, 2020

Registration No.	333-219849
Registration No.	333-197782
Registration No.	333-176317
Registration No.	333-123308
Registration No.	333-67849
Registration No.	033-96226
Registration No.	033-60092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

Post-Effective Amendment No. 1 to FORM S-8 Registration No.	333-219849
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	333-197782
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	333-176317
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	333-123308
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	333-67849
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	033-96226
Post-Effective Amendment No. 1 to FORM S-8 Registration No.	033-60092

UNDER
THE SECURITIES ACT OF 1933
________________________

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	57-0923789
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

KEMET Tower	33301
One East Broward Blvd.	(Zip Code)
Fort Lauderdale, Florida
(Address of Principal Executive Offices)
________________________

KEMET Corporation Omnibus Incentive Plan
2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan
KEMET Corporation 2011 Omnibus Equity Incentive Plan
2004 Long-Term Equity Incentive Plan
KEMET Corporation 1995 Executive Stock Option Plan
KEMET Corporation 1992 Key Employee Stock Option Plan
KEMET Employees’ Savings Plan
(Full title of the plans)

R. James Assaf
KEMET Corporation
KEMET Tower
One East Broward Boulevard
Fort Lauderdale, Florida 33301
(Name and address of agent for service)

(954) 766-2817
(Telephone number, including area code, of agent for service)
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by KEMET Corporation, a Delaware corporation (the “Company”), relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●

Registration Statement No. 333-219849 filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 10, 2017 registering 4,800,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) relating to the KEMET Corporation Omnibus Incentive Plan;

●

Registration Statement No. 333-197782 filed by the Company with the SEC on August 1, 2014 registering 2,600,000 shares of Common Stock relating to the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan;

●

Registration Statement No. 333-176317 filed by the Company with the SEC on August 15, 2011 registering 4,000,000 shares of Common Stock relating to the KEMET Corporation 2011 Omnibus Equity Incentive Plan;

●	Registration Statement No. 333-123308 filed by the Company with the SEC on March 14, 2005 registering 4,000,000 shares of Common Stock relating to the 2004 Long-Term Equity Incentive Plan;

●

Registration Statement No. 333-67849 filed by the Company with the SEC on November 24, 1998 registering 1,950,000 shares of Common Stock relating to the KEMET Corporation 1995 Executive Stock Option Plan;

●

Registration Statement No. 033-96226 filed by the Company with the SEC on August 25, 1995 registering 577,500 shares of Common Stock relating to the KEMET Corporation 1992 Key Employee Stock Option Plan; and

●	Registration Statement No. 033-60092 filed by the Company with the SEC on March 26, 1993 registering 300,000 shares of Common Stock relating to the KEMET Employees’ Savings Plan.

On June 15, 2020, the Company completed its previously announced merger (the “Merger”) with Sky Merger Sub Inc., a Delaware corporation (“Acquisition Sub”) and a wholly owned subsidiary of Yageo Corporation, a corporation organized under the laws of the Republic of China (“Yageo”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 11, 2019, by and among Yageo, Acquisition Sub and the Company. The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Yageo.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on June 15, 2020.

KEMET CORPORATION

By:	/s/ William M. Lowe, Jr.
	Name:	William M. Lowe, Jr.
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act, as amended.

[Signature Page to Form S-8 POS AM]